[LOGO]  FIDELITY
        Bancorp, Inc.


January 18, 2006                           Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:rspencer@fidelitybank-pa.com


                             FIDELITY BANCORP, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS
                                 FOR FISCAL 2006
                             AND QUARTERLY DIVIDEND

PITTSBURGH, PA, January 18, 2006 -- Fidelity Bancorp, Inc. (the "Company") the holding company for Fidelity Bank, PaSB of Pittsburgh, Pennsylvania (NASDAQ:
FSBI) today announced first quarter earnings for the three-month period ended December 31, 2005. Net income for the period was $964,000 or $.31 per share (diluted), as compared to net income of $1.00 million or $.33 per share (diluted) in the prior year quarter. Annualized return on assets was .56% and return on equity was 9.23% for the fiscal 2006 period, compared to .63% and 9.55%, respectively, for the same period in the prior year.


The Company's net interest income before provision for loan losses decreased $145,000 or 4.2% to $3.31 million for the quarter ended December 31, 2005, compared to $3.46 million in the prior year period. The decrease primarily reflects a decrease in spread partially offset by an increase in net earning assets. The Company's tax equivalent interest rate spread declined to 2.09% for the three months ending December 31, 2005 compared to 2.34% in the prior year.


The provision for loan losses decreased to $125,000 for the quarter ended December 31, 2005, compared to $175,000 in the prior year quarter. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management's best estimates of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Net charge-offs for the three-months ended December 31, 2005 were $48,000 compared to $236,000 in the prior year period. Non-performing assets and foreclosed real estate were .46% of total assets at December 31, 2005, and the allowance for loan losses was 108.9% of non-performing loans and .72% of net loans at that date.

Other  income  increased  $100,000  or 11.9% to $941,000  for the quarter  ended
December 31, 2005, compared to $841,000 in the prior year. The increase primarily relates to increased gains on the sale of investment securities and an increase in other operating income of $59,000 and $48,000, respectively, partially offset by a decrease in loan origination fees and service charges of $20,000.

Operating expenses for the first quarter of fiscal 2006 were $2.91 million, an increase of $30,000 or 1.0% over the prior year period. The operating expense increase primarily relates to increased compensation and benefits expense of $62,000, partially offset by a decrease in depreciation of $10,000 and a decrease in net loss on foreclosed real estate of $14,000.

For the three-months ended December 31, 2005, the provision for income taxes increased $16,000 to $257,000 compared to $241,000 for the same period last year. The increase primarily reflects a higher effective tax rate.

Total assets were $699.3 million at December 31, 2005, an increase of $21.5 million or 3.2% compared to September 30, 2005, and an increase of $52.6 million or 8.1% compared to December 31, 2004. Net loans outstanding increased $26.7 million or 7.7% to $372.8 million at December 31, 2005 as compared to September 30, 2005, and increased $75.0 million or 25.2% as compared to December 31, 2004. Deposits increased $13.3 million to $380.1 million at December 31, 2005 as compared to September 30, 2005, and increased $21.7 million as compared to December 31, 2004. Short-term borrowings increased $9.6 million to $120.7 million at December 31, 2005 as compared to September 30, 2005, and increased $42.1 million as compared to December 31, 2004. Long-term debt decreased $1.6 million to $134.5 million at December 31, 2005 as compared to September 30, 2005, and decreased $12.7 million as compared to December 31, 2004. Stockholders' equity was $42.0 million at December 31, 2005, compared to $42.0 million at September 30, 2005 and $41.6 million at December 31, 2004.



QUARTERLY DIVIDEND
------------------

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.13 per share on the Company's common stock. The dividend is payable February 28, 2006 to stockholders of record February 15, 2006. This represents the 70th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.
                                                  --------------------------

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.


Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statements for the Three Months Ended
December 31, 2005 and 2004 - Unaudited
(In thousands, except per share data)

                                                     Three Months Ended
                                                        December 31,

                                                   2005              2004
                                                   ----              ----

Interest income:
   Loans                                    $     5,479      $      4,442
   Mortgage-backed securities                     1,323             1,351
   Investment securities                          1,857             1,814
   Deposits with other institutions                   6                 1
                                            ------------     -------------
      Total interest income                       8,665             7,608
                                            ------------     -------------

Interest expense:
   Deposits                                       2,247             1,843
   Borrowed funds                                 2,909             2,164
   Subordinated debt                                198               145
                                            ------------     -------------
      Total interest expense                      5,354             4,152
                                            ------------     -------------

Net interest income before provision
   for loan losses                                3,311             3,456
Provision for loan losses                           125               175
                                            ------------     -------------
Net interest income after provision
   for loan losses                                3,186             3,281
                                            ------------     -------------
Other income:
   Loan service charges and fees                     77                97
   Gain on sale of investment
      and mortgage-backed securities                141                82
   Gain on sale of loans                             13                 5
   Deposit service charges and fees                 361               356
   Other operating income                           349               301
                                            ------------     -------------
      Total other income                            941               841
                                            ------------     -------------

Operating expenses:
   Compensation and benefits                      1,885             1,823
   Office occupancy and equipment                   257               257
   Depreciation and amortization                    176               186
   Federal insurance premiums                        12                13
   Loss on real estate owned, net                     5                19
   Intangible amortization                           11                13
   Other operating expenses                         560               565
                                            ------------     -------------
      Total operating expenses                    2,906             2,876
                                            ------------     -------------

Income before income tax provision                1,221             1,246
Income tax provision                                257               241
                                            ------------     -------------
Net income                                  $       964      $      1,005
                                            ============     =============

Basic earnings per share                    $      0.33      $       0.34
                                            ============     =============
Diluted earnings per share                  $      0.31      $       0.33
                                            ============     =============

Balance Sheets - Unaudited
(In thousands, except share data)

                                                           December 31, 2005         September 30, 2005     December 31, 2004
                                                           -----------------         ------------------     -----------------
Assets:
   Cash and due from depository institutions                 $     10,733             $      9,234           $       8,125
   Interest-earning demand deposits                                   480                      636                     320
   Securities available-for-sale                                  181,604                  182,157                 190,152
   Securities held-to-maturity                                     99,121                  105,316                 117,012
   Loans receivable, net                                          372,777                  346,076                 297,766
   Loans held-for-sale                                                  -                      248                       -
   Foreclosed real estate, net                                        789                      789                   1,267
   Federal Home Loan Bank stock, at cost                           12,111                   12,215                  11,942
   Accrued interest receivable                                      3,282                    3,113                   3,192
   Office premises and equipment                                    4,985                    5,126                   5,123
   Other assets                                                    13,397                   12,869                  11,785
                                                             -------------            -------------          --------------
      Total assets                                           $    699,279             $    677,779           $     646,684
                                                             =============            =============          ==============

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                                      $380,136                 $366,812                $358,474
   Short-term borrowings                                          120,742                  111,141                  78,657
   Subordinated debt                                               10,310                   10,310                  10,310
   Securities sold under agreement to repurchase                    5,988                    6,674                   5,569
   Advance payments by borrowers for taxes
      and insurance                                                 2,832                    1,425                   2,225
   Other liabilities                                                2,761                    3,333                   2,692
   Long-term debt                                                 134,471                  136,035                 147,206
                                                             -------------            -------------          --------------
      Total liabilities                                           657,240                  635,730                 605,133
                                                             -------------            -------------          --------------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 3,549,540,
       3,533,632, and 3,177,660 shares issued                          35                       35                      32
   Treasury stock, 587,955, 587,955, and 534,505 shares            (9,808)                  (9,808)                 (9,808)
   Additional paid-in capital                                      44,451                   44,250                  36,140
   Retained earnings                                                9,068                    8,486                  14,279
   Accumulated other comprehensive income,
      net of tax                                                   (1,707)                    (914)                    908
                                                             -------------            -------------          --------------
      Total stockholders' equity                                   42,039                   42,049                  41,551
                                                             -------------            -------------          --------------

      Total liabilities and stockholders' equity             $    699,279             $    677,779           $     646,684
                                                             =============            =============          ==============

(1)  Shares have been  adjusted to reflect  the 10% stock  dividend  paid in May
     2005.

Other Data:



                                          At or For the Three Month Period Ended

                                                        December 31,
                                                        ------------

                                                     2005            2004
                                                     ----            ----

Annualized return on average assets                 0.56%           0.63%
Annualized return on average equity                 9.23%           9.55%
Equity to assets                                    6.01%           6.43%
Interest rate spread (tax equivalent)               2.08%           2.34%
Net interest margin (tax equivalent)                2.14%           2.39%
Non-interest expense to average assets              1.69%           1.79%
Loan loss allowance to net loans                    0.72%           0.86%
Non-performing loans and foreclosed real
  estate to total assets at end-of-period           0.46%           0.78%



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